Exhibit 99.1

Liquidity and Capital Resources

Residential Capital, LLC ("ResCap") remains highly leveraged relative to its cash flow and continues to recognize substantial losses resulting in a significant deterioration in capital. ResCap has been negatively impacted by the events and conditions in the mortgage banking industry and the broader economy. The market deterioration has led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. Most recently, the widely publicized credit defaults and/or acquisitions of large financial institutions in the marketplace has further restricted credit in the United States and international lending markets. As of September 30, 2008, ResCap had $2.3 billion of remaining equity (including equity in GMAC Bank) and has averaged $1.14 billion in losses per quarter during each of the last 8 quarters. ResCap’s November 17, 2008 interest payment on certain of its outstanding notes was made only after GMAC LLC's ("GMAC") determination to provide ResCap the support actions described below. In light of ResCap’s liquidity and capital needs, combined with volatile conditions in the marketplace, if GMAC no longer continues to support the capital or liquidity needs of ResCap or ResCap is unable to successfully execute its other initiatives, there is substantial doubt about ResCap’s ability to continue as a going concern and it would have a material adverse effect on ResCap’s business, results of operations and financial position.

During the second quarter of 2008, Cerberus committed to purchase certain assets at ResCap’s option consisting of performing and nonperforming mortgage loans, mortgage-backed securities and other assets for net cash proceeds of $300 million. During the third quarter, the following transactions were completed with Cerberus:

  On July 14 and 15, 2008, ResCap, through its consolidated subsidiary GMAC Mortgage LLC (“GMAC Mortgage”), agreed to sell securitized excess servicing on two populations of loans to Cerberus consisting of $13.8 billion in unpaid principal balance of Freddie Mac loans and $24.8 billion in unpaid principal balance of Fannie Mae loans, capturing $591.2 million and $981.9 million of notional interest-only securities, respectively. The sales closed on July 30, 2008, with net proceeds of $175.1 million to ResCap.
  On September 30, 2008, ResCap completed the sale of certain of its model home assets to MHPool Holdings LLC ("MHPool Holdings"), an affiliate of Cerberus, for cash consideration consisting of approximately $80.0 million, subject to certain adjustments, primarily relating to the sales of homes between June 20, 2008 and September 30, 2008, resulting in a net purchase price from MHPool Holdings of approximately $59.0 million. The purchase price is subject to further post-closing adjustments that are not expected to be material.

These transactions entered into between ResCap and Cerberus satisfied the previously announced commitment by Cerberus to purchase assets of $300.0 million.

GMAC has also recently taken several actions intended to improve liquidity and support the capital structure of ResCap:

  On July 31, 2008, ResCap and GMAC finalized the Resort Finance Sale Agreement pursuant to which GMAC Commercial Finance LLC (“GMACCF”) acquired 100% of ResCap’s Resort Finance business for a cash purchase price equal to the fair market value of the business. On June 3, 2008, ResCap received an initial deposit of $250.0 million representing estimated net proceeds related to this transaction. Upon final pricing and execution of the sale, ResCap was required to repay a portion of the initial deposit to GMACCF in the amount of $153.9 million representing the difference between the deposit it had received and the valuation.
  On September 30, 2008, GMAC contributed to ResCap certain notes of ResCap that GMAC had previously purchased in open market transactions with a face amount of $92.8 million and a fair value of approximately $51.0 million. Accordingly, ResCap recorded a capital contribution for our purchase price of $51.0 million and a gain of $42.2 million on extinguishment of debt representing the difference between the carrying value and GMAC’s fair market value purchase price. In addition, GMAC forgave $2.5 million of accrued interest related to these notes increasing the total capital contribution to $53.5 million.

On September 30, 2008, GMAC also forgave debt outstanding of $101.5 million under the loan and security agreement (the “GMAC Secured MSR Facility”) with Residential Funding Company LLC (“RFC”) and GMAC Mortgage. The debt forgiveness reduced the overall GMAC Secured MSR Facility indebtedness. This facility was due to mature on October 17, 2008. Subsequent to September 30, 2008, the GMAC Secured MSR Facility matured and was renewed to May 1, 2009 with additional amendments to the original terms, including reducing the advance rates from 85.0% to 76.6% and reducing the amount of GMAC’s lending commitment by $84.0 million as of October 17, 2008, with a subsequent commitment reduction of $84.0 million effective as of October 22, 2008, and further commitment reductions equal to any amounts of the outstanding indebtedness forgiven by GMAC, including the $101.5 million forgiven on September 30, 2008, as a contribution of capital to ResCap and its subsidiaries.

Under a Receivables Factoring Facility, GMACCF has purchased an additional $167.3 million face amount of receivables from ResCap during the three months ended September 30, 2008 ($753.6 million of purchases since June 17, 2008, with cash proceeds from all the sales to date totaling $640.6 million). ResCap recorded a cumulative net loss of $113.0 million related to these transactions for the nine months ended September 30, 2008.

On October 31, 2008, the GMAC Board of Directors approved forgiveness of ResCap’s indebtedness related to the GMAC Secured MSR Facility in an amount sufficient to allow ResCap to maintain a consolidated tangible net worth, as defined therein, of $350 million as of October 31, 2008. The amount forgiven was approximately $239 million. As a result of this debt forgiveness, ResCap remained in compliance with its credit facility financial covenants as of October 31, 2008 which require ResCap to maintain a monthly consolidated tangible net worth of $250 million, among other requirements. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity, excluding intangible assets and equity in GMAC Bank to the extent included in ResCap’s consolidated balance sheet.

The GMAC Board of Directors, or, in the case of the ResMor transaction described below, General Motors Corporation and FIM Holdings LLC, have approved additional transactions with a combined value of up to $500 million intended to improve ResCap’s liquidity and support its capital structure. Such transactions include:

o	GMAC will enter into an agreement to purchase from certain Canadian subsidiaries of ResCap (the “ResMor sellers”) all of the outstanding equity interests of ResMor Trust Company (“ResMor”), a Canadian federally incorporated trust company and an indirect wholly owned subsidiary of ResCap that engages in the residential mortgage finance business. Simultaneously with, and as a condition to, the execution and delivery of the purchase agreement, GMAC Residential Funding of Canada, Limited, one of the ResMor sellers, as borrower, will enter into a Loan Agreement and a Pledge and Security Agreement with GMAC in an amount equal to the purchase price of ResMor. The total purchase price for the ResMor acquisition and the amount of the loan is expected to be approximately CDN$82 million. The purchase will include the cash and short-term deposits on ResMor’s balance sheet, which, as of October 31, 2008, totaled CDN$358 million.

o	GMAC has agreed to provide certain subsidiaries of ResCap with a new senior revolving loan facility (the “new loan facility”). The final terms and size of the facility are yet to be determined.

o	GMAC and ResCap will potentially enter into additional transactions, including additional loans, asset purchases and other transactions, intended to support ResCap within the $500 million approval described above.

As of September 30, 2008, ResCap had intercompany debt outstanding to GMAC in an amount of $3.3 billion (comprised of the Secured Revolver and MSR Facility and net of $750 million first loss participation of GM and Cerberus). Assuming full participation by the existing holders of ResCap notes in the private exchange offers and cash tender offers for certain outstanding ResCap notes commenced by GMAC on November 20, 2008 (the “offers”), GMAC will have acquired an additional $9.3 billion of outstanding debt of ResCap. In addition, GMAC may, but is not obligated to, take further actions to provide ResCap with additional funding and capital during the pendency of the offers. Such actions may include, among others, debt forgiveness, additional loans and/or other funding sources. GMAC does not currently intend to take further actions in support of ResCap if the offers are not completed. Except as set forth above, GMAC has not made, and is not making, any commitment to continue to fund ResCap or to forgive ResCap debt and GMAC is not subject to any contractual obligation to do so regardless of whether the offers are completed.

During the third quarter of 2008, ResCap’s consolidated tangible net worth, as defined under the master agreement (as defined below), fell below $1.0 billion giving Fannie Mae the right to pursue certain remedies under the master agreement and contract (the “master agreement”) between GMAC Mortgage, its consolidated subsidiary, and Fannie Mae. In light of the decline in ResCap’s consolidated tangible net worth, as defined, Fannie Mae has requested additional security for some of ResCap’s potential obligations under the Fannie Mae agreements. ResCap has reached an agreement with Fannie Mae, under the terms of which ResCap will provide Fannie Mae additional collateral valued at $200 million, and agree to sell and transfer the servicing rights on mortgage loans having an unpaid principal balance of approximately $12.7 billion, or approximately 9% of the total principal balance of loans ResCap services. Fannie Mae has indicated that in return for these actions, Fannie Mae will agree to forbear, until January 31, 2009, from exercising contractual remedies otherwise available due to the decline in consolidated tangible net worth, as defined. Actions based on these remedies could have included, among other things, reducing ResCap’s ability to sell loans to Fannie Mae, reducing its capacity to service loans for Fannie Mae, or requiring it to transfer servicing rights of loans ResCap services for Fannie Mae. ResCap believes that selling the servicing rights related to the loans described above will have an incremental positive impact on ResCap’s liquidity and overall cost of servicing, since it will no longer be required to advance delinquent payments on those loans. However, meeting Fannie Mae’s collateral request will have a negative impact on ResCap’s liquidity. Moreover, if Fannie Mae deems ResCap’s consolidated tangible net worth, as defined, to be inadequate following the expiration of the forbearance period referred to above, and if Fannie Mae then determines to exercise their contractual remedies as described above, it would adversely affect our profitability and financial condition.

Even following the actions described above, ResCap requires additional liquidity and/or capital generating actions over and above its normal mortgage finance activities to provide it with additional working capital. As of September 30, 2008, the borrowing base of the $3.5 billion senior secured credit facility with GMAC allowed for total borrowings of $3.0 billion and ResCap had approximately $2.9 billion outstanding thereunder (including $750 million first loss participation of GM and Cerberus). As ResCap actively manages its liquidity, certain asset liquidation initiatives it may take include, among other things, the sales of retained interests in its mortgage securitizations, the sales of its mortgage servicing rights, marketing of its United Kingdom and continental Europe mortgage loan portfolios, whole-loan sales, and marketing of businesses and platforms that are unrelated to its core mortgage finance business. Moreover, the amount of liquidity ResCap needs may be greater than currently anticipated as a result of additional factors and events (such as interest rate fluctuations and margin calls) that increase its cash needs, causing it to be unable to independently satisfy its near-term liquidity and capital requirements.

ResCap’s current initiatives include, but are not limited to, the following: continued work with all of its key credit providers to optimize all available liquidity options; continued sales of assets and other restructuring activities; focused production on government and prime conforming products; exploration of strategic alternatives such as alliances, joint ventures and other transactions with third parties; and continued exploration of opportunities for funding and capital support from GMAC and its affiliates. Most of these initiatives are affected by factors outside of ResCap’s control, resulting in increased uncertainty regarding their successful execution. There are currently no substantive binding contracts, agreements or understandings with respect to any particular transaction of such kind.

ResCap remains heavily dependent on GMAC and its affiliates for funding and capital support and there can be no assurance that GMAC or its affiliates will continue such actions. If GMAC had not taken the actions described above in the third quarter and October 2008, ResCap would not have been in compliance with the net worth covenant applicable to numerous of its credit facilities. If additional financing or capital were to be obtained from GMAC, its affiliates and/or third parties, the terms may contain covenants that restrict ResCap’s freedom to operate its business. Additionally, ResCap’s ability to participate in any governmental investment program, either directly or indirectly through GMAC, is unknown at this time.

Risk Factors

Risks Related to ResCap’s Business

The occurrence of recent adverse developments in the mortgage finance and credit markets has adversely affected ResCap’s business, liquidity and its capital position and has raised substantial doubt about ResCap’s ability to continue as a going concern.

     ResCap has been negatively impacted by the events and conditions in the broader mortgage banking industry, most severely but not limited to the nonprime and nonconforming mortgage loan markets. Fair market valuations of mortgage loans held-for-sale, mortgage servicing rights, securitized interests that continue to be held by ResCap and other assets and liabilities it records at fair value have significantly deteriorated due to weakening housing prices, increasing rates of delinquencies and defaults of mortgage loans. These same deteriorating factors have also resulted in higher provision for loan losses on ResCap’s mortgage loans held-for-investment and real estate lending portfolios. Due to such deteriorating factors and other reasons discussed herein, with certain exceptions, in ResCap’s domestic operations it is currently originating only prime credit quality loans that are produced in conformity with the underwriting guidelines of Fannie Mae, Freddie Mac and Ginnie Mae. The market deterioration has resulted in rating agency downgrades of asset- and mortgage-backed securities which in turn has led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. Most recently, the widely publicized credit defaults and/or acquisitions of large financial institutions in the marketplace has further restricted credit in the United States and international lending markets.

     ResCap is highly leveraged relative to its cash flow and continues to recognize substantial losses resulting in a significant deterioration in capital. Furthermore, in light of the decline in ResCap’s consolidated tangible net worth, as defined, Fannie Mae has requested additional security for some of ResCap’s potential obligations under its agreements with them. ResCap has reached an agreement with Fannie Mae, as above described, under the terms of which ResCap will provide Fannie Mae additional collateral valued at $200 million, and agree to sell and transfer the servicing rights on mortgage loans having an unpaid principal balance of approximately $12.7 billion, or approximately 9% of the total principal balance of loans ResCap services. Fannie Mae has indicated that in return for these actions, Fannie Mae will agree to forbear, until January 31, 2009, from exercising contractual remedies otherwise available due to the decline in consolidated tangible net worth, as defined. Actions based on these remedies could have included, among other things, reducing ResCap’s ability to sell loans to Fannie Mae, reducing its capacity to service loans for Fannie Mae, or requiring it to transfer servicing rights of loans ResCap services for Fannie Mae. ResCap believes that selling the servicing rights related to the loans described above will have an incremental positive impact on ResCap’s liquidity and overall cost of servicing, since it will no longer be required to advance delinquent payments on those loans. However, meeting Fannie Mae’s collateral request will have a negative impact on ResCap’s liquidity. Moreover, if Fannie Mae deems ResCap’s consolidated tangible net worth, as defined, to be inadequate following the expiration of the forbearance period referred to above, and if Fannie Mae then determines to exercise their contractual remedies as described above, including reducing or restricting its purchase of loans from ResCap, it would adversely affect our profitability and financial condition.

     There continues to be a risk that ResCap will not be able to meet its debt service obligations, will default on its financial debt covenants due to insufficient capital and/or be in a negative liquidity position in 2008. As of September 30, 2008, the borrowing base of the $3.5 billion senior secured credit facility with GMAC allowed for total borrowings of $3.0 billion and ResCap had approximately $2.9 billion outstanding thereunder (including $750 million first loss participation of GM and Cerberus). Additionally, ResCap’s ability to participate in any governmental investment program or the Troubled Asset Relief Program (“TARP”) pursuant to the Emergency Economic Stabilization Act of 2008 passed by Congress in October 2008, either directly or indirectly through GMAC, is unknown at this time. In light of ResCap’s liquidity and capital needs, combined with volatile conditions in the marketplace, there is substantial doubt about ResCap’s ability to continue as a going concern. As of September 30, 2008, ResCap had $2.3 billion of remaining equity (including equity in GMAC Bank) and has averaged $1.14 billon in losses per quarter during the last 8 quarters. If unanticipated market factors emerge and/or GMAC no longer continues to support ResCap’s capital or liquidity needs, or ResCap is unable to successfully execute its other initiatives, it would have a material adverse effect on its business, results of operations and financial position. If the offers are not completed, GMAC does not currently intend to take further actions in support of ResCap. Except as set forth herein, GMAC has not made, and is not making, any commitment to continue to fund ResCap or to forgive ResCap debt and GMAC is not subject to any contractual obligation to do so regardless of whether the offers are completed.

Value of the Collateral Supporting ResCap’s Senior Secured Credit Facility and Certain of its Outstanding Notes

Certain series of ResCap’s outstanding notes, as well as ResCap’s senior secured credit facility, are secured by certain of ResCap’s and certain of its subsidiaries’ existing and future assets as well as separate pledges of the equity of certain of ResCap’s subsidiaries. The primary assets that currently secure these outstanding notes (the “collateral”) are (i) interests in mortgage loans secured by mortgages on residential properties located in the U.S. and Canada, (ii) notes secured by mortgages on real estate located outside the United States, (iii) construction loans and securities, (iv) servicing advances owed to us or our affiliates, (v) mortgage-related securities, (vi) equity interests in certain of our affiliates and (vii) various loans and investments. The value of the collateral has been significantly impaired, and could be further impaired in the future as a result of changing economic conditions (particularly for residential real estate), the performance of the loans included in the collateral and ResCap’s failure to implement its business strategy, competition or other future trends. As of September 30. 2008, the aggregate carrying value of the collateral was approximately $5,492.5 million.